UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 18, 2012

SYNUTRA INTERNATIONAL, INC.
(Exact Name of Registrantas Specified in Charter)

Delaware	001-33397	13-4306188
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2275 Research Blvd., Suite 500, Rockville, MD		20850
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (301) 840-3888

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 18, 2012, the Board of Directors of Synutra International, Inc. (the “Company”) has appointed Ning “Clare” Cai as the Company’s new Chief Financial Officer.  Ms. Cai, age 37, has thirteen years of experience in corporate finance and investment banking. Ms. Cai joins Synutra from Trina Solar Limited (NYSE: TSL), where she served as a director of investment analysis from April 2010 to April 2012 and as the controller of System Group & China region from May 2012 to December 2012.  Before that, Ms. Cai worked for nine years at Scotia Capital, the investment banking arm of Bank of Nova Scotia (NYSE: BNS).  Ms. Cai worked on the execution team in Scotia Capital's San Francisco office where she held progressive positions as an Associate from 2001 to 2003, an Associate Director from 2003 to 2006 and as a Director from 2006 to 2009, primarily covering  the portfolio management and deal execution for the real estate, gaming & leisure, and technology industries.  Ms. Cai started her career with Ernst & Young’s Shanghai office where she was a staff accountant in the tax group from 1997 to 1999.  Ms. Cai earned a Bachelor in Economics from Shanghai International Studies University and an MBA from University of Iowa Tippie Business School.  Ms. Cai holds the Chartered Financial Analyst ("CFA") designation.

In connection with the foregoing, Mr. Weiguo Zhang, who served as Interim Chief Financial Officer and President of the Company will remain as the President of the Company.

On December 20, 2012, the Company issued a press release announcing the foregoing.  A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 9.01       Financial Statements and Exhibits

(d) Exhibits

99.1          Text of press release issued by Synutra International, Inc. dated December 20, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SYNUTRA INTERNATIONAL, INC.(Registrant)
Date:	December 20, 2012	By:	/s/ Weiguo Zhang
			Name:	Weiguo Zhang
			Title:	President